Exhibit 10.29

CAPITAL SUPPORT AGREEMENT

THIS CAPITAL SUPPORT AGREEMENT (this “Agreement”) is made as of the 3rd day of December, 2007, by and between SEI Investments Company (the “Support Provider”) and SEI Liquid Asset Trust Prime Obligation Fund (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund is an investment company registered with the Securities and Exchange Commission in accordance with the Investment Company Act of 1940 (as amended, the “1940 Act”);

WHEREAS, the Fund is a money market fund that seeks to maintain a stable net asset value of $1.00 per share using the Amortized Cost Method as defined in and in accordance with Rule 2a-7 promulgated under the 1940 Act (as amended, “Rule 2a-7”);

WHEREAS, the Fund holds notes and other instruments (the “Notes”) issued by Cheyne Finance LLC and other structured investment vehicles or conduits shown on Schedule A attached hereto (each, an “Issuer”);

WHEREAS, Rule 2a-7(c)(6)(ii) requires a money market fund to “dispose of [a portfolio] security as soon as practicable consistent with achieving an orderly disposition of the security, ..., absent a finding by the board of directors that disposal of the portfolio security would not be in the best interests of the money market fund (which determination may take into account, among other factors, market conditions that could affect the orderly disposition of the portfolio security)” upon the occurrence of certain events;

WHEREAS, one or more of the events specified in Rule 2a-7(c)(6)(ii) have occurred with respect to certain of the Notes;

WHEREAS, a sale of the Notes under current market conditions is unlikely to result in the full recovery of the Fund’s investments, and may cause the Fund to realize losses to the extent that it could no longer maintain a stable net asset value of $1.00 per share;

WHEREAS, the Fund’s failure to maintain a stable net asset value of $1.00 per share could adversely affect the Support Provider’s proprietary mutual fund business, which would reduce the profits derived by the Support Provider from this line of business and potentially injure the Support Provider’s goodwill and reputation; and

WHEREAS, the Board of Trustees of the Fund (each a “Board”) will consider this Agreement in determining whether disposal of the Notes currently would be in the best interest of the Fund:

NOW, THEREFORE, in consideration of the above premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Support Provider hereby agrees as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

(a) “Amortized Cost Value” means, with respect to any Eligible Note held by the Fund, the value of that Eligible Note as determined using the Amortized Cost Method in accordance with Rule 2a-7 on the relevant date.

(b) “Capital Contribution” means a cash contribution by the Support Provider to the Fund for which the Support Provider does not receive any shares or other consideration from the Fund.

(c) “Contribution Event” means, with respect to any Eligible Note held by any Fund, any of the following occurrences:

(i)	Any sale of the Eligible Note by the Fund for cash in an amount, after deduction of any commissions or similar transaction costs, less than the Amortized Cost Value of the Eligible Note sold as of the date of settlement;

(ii)	Receipt of final payment on the Eligible Note in an amount less than the Amortized Cost Value of that Eligible Note as of the date such payment is received; or

(iii)	Issuance of orders by a court having jurisdiction over the matter discharging the Issuer from liability for the Eligible Note and providing for payments on that Eligible Note in an amount less than the Amortized Cost Value of that Eligible Note as of the date such payment is received.

The excess of the Amortized Cost Value of the Eligible Notes subject to a Contribution Event over the amount received by the Fund in connection with such Contribution Event shall constitute the “Loss” on such Eligible Notes.

(d) “Eligible Notes” means the Notes held by the Fund as portfolio securities on the date hereof or any Replacement Notes other than Qualifying New Securities.

(e) “Letter of Credit” means one or more letters of credit issued by the Letter of Credit Provider for the benefit of the Fund in an aggregate amount equal to $1,500,000, and which shall terminate no sooner than the date set forth in Section 3(c)(iv) of this Agreement.

(f) “Letter of Credit Provider” means JP Morgan Chase Bank, NA., or any substitute provider whose obligations are rated as First Tier Securities as defined in paragraph (a)(12) of Rule 2a-7.

(g) “Maximum Contribution Amount” means one million five hundred thousand dollars ($1,500,000).

(h) “Minimum Permissible NAV” means $0.995.

(i) “NAV Deviation” means the deviation, if any, of the Fund’s current net asset value per share calculated using available market quotations (or an appropriate substitute that reflects current market conditions) below the Fund’s price per share for purposes of distribution, redemption and repurchase of its shares calculated using the Amortized Cost Method. The NAV Deviation shall be calculated in accordance with procedures adopted by the Fund’s Board in compliance with Rule 2a-7(c)(7)(ii)(A), except that, for purposes of calculating the Required Contribution Amount, it shall exclude any account receivable or other asset representing the Support Provider’s obligations under this Agreement.

(j) “Permissible NAV Deviation” means $0.005.

(k) “Qualifying New Securities” means any Notes or Replacement Notes which are or become “Eligible Securities,” as defined in paragraph (a)(10) of Rule 2a-7.

(1) “Replacement Notes” means any securities or other instruments received in exchange for, or as a replacement of, the Notes as a result an exchange offer, debt restructuring, reorganization or similar transaction pursuant to which the Notes are exchanged for, or replaced with, new securities of the Issuer or a third party.

(m) “Required Contribution Amount” means for the Fund on the date of any Contribution Event: (i) if the Fund’s NAV Deviation, after giving effect to any Contribution Events and all payments received by the Fund in respect of the Eligible Notes, exceeds the Permissible NAV Deviation, a Capital Contribution in an amount sufficient to reduce the Fund’s NAV Deviation to such Permissible NAV Deviation after giving effect to such Capital Contribution, or (ii), in any other event, zero. The Required Contribution Amount is intended to enable the Fund to maintain its net asset value per share at no less than the Minimum Permissible NAV.

2. Covenants of the Fund. The Fund agrees that:

(a) To the extent consistent with the Fund’s interest, the Board shall consult with the Support Provider with respect to all decisions regarding each Eligible Note (including, but not limited to, any decision to sell the Eligible Note or to forgo the right to any payment) prior to the occurrence of a Contribution Event with respect to that Eligible Note. Nothing in this Agreement shall be construed to cause the delegation by the Board to any person any authority which is not permitted to be delegated under Rule 2a-7.

(b) The Fund will retain any Capital Contribution and not include the Capital Contribution in any dividend or other distribution to the Fund’s shareholders. For the avoidance of doubt, for purposes of this subparagraph, the redemption of the Fund’s shares shall not constitute a “distribution” to shareholders.

(c) The Fund will sell the Eligible Notes (i) promptly following any change in the Letter of Credit Provider’s short term credit ratings such that the Letter of Credit Provider’s obligations no longer qualify as First Tier Securities as defined in paragraph (a)(12) of Rule 2a-7, or (ii) on the business day immediately prior to the date set forth in subparagraph 3(c)(iv); provided that, the Fund shall not be required to complete any such sale if the amount the Fund expects to receive would not result in the payment of a Capital Contribution, or, with respect to an event described in 2(c)(i) above, if the Support Provider substitutes an obligation or credit support that satisfies the requirement of a First Tier Security within fifteen (15) calendar days from the occurrence of such event and, during such 15 day period, the Letter of Credit Provider’s obligations continue to qualify as Second Tier Securities under paragraph (a)(22) of Rule 2a-7.

3. Contributions to Fund.

(a) If a Contribution Event occurs prior to the occurrence of a Termination Event, the Support Provider will make a Capital Contribution in an amount equal to the least of (i) the Loss incurred as a result of such Contribution Event, (ii) the Required Contribution Amount, or (iii) the Maximum Contribution Amount reduced by the amount of any Capital Contribution previously made by the Support Provider to the Fund.

(b) The Support Provider shall make the Capital Contribution to the Fund not later than one business day after the occurrence of a Contribution Event, by 12:00 noon, Eastern Time. Each Capital Contribution made hereunder shall be made in immediately available funds, without deduction, set-off or counterclaim, to the Fund. In the event that the Support Provider does not make a Capital Contribution when due, the Fund will draw upon the Letter of Credit by 4:00 p.m. on the day that such Capital Contribution was required to have been made in an amount equal to the Capital Contribution that is due, and any amount received under such Letter of Credit shall be deemed to be a Capital Contribution made hereunder by the Support Provider.

(c) The obligation of the Support Provider to make Capital Contributions pursuant to this Agreement shall terminate upon the earliest to occur of (such occurrence, the “Termination Event”) (i) the repayment in full, in cash, of all Eligible Notes, (ii) the Support Provider having made Capital Contributions equal to the Maximum Contribution Amount, (iii) the receipt of Replacement Notes for all of the Notes that are, or become, Qualifying New Securities, and (iv) 5:00 p.m. Eastern Time on December 1, 2008. Upon the occurrence of a Termination Event, the Fund shall surrender the Letter of Credit for cancellation.

4. Reliance by the Fund and the Board. The Support Provider acknowledges and consents to:

(a) The Board’s reliance on the Support Provider’s obligations under this Agreement in making any determination required under Rule 2a-7; and

(b) For purposes of calculating the Fund’s NAV Deviation, the inclusion of the Capital Contribution that would be payable to the Fund under this Agreement if all of the Eligible Notes were sold on the date of such calculation for the market value used to calculate such NAV Deviation; and

(c) The inclusion of such amount in the Fund’s audited or unaudited financial statements, to the extent required by generally accepted accounting principles.

5. Representations and Warranties. The Support Provider hereby represents and warrants that:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b) It has the power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c) Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d) All governmental and other consents that are required to have been obtained by it with respect to this Agreement to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e) Its obligations under this Agreement to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

(f) Its obligations under this Agreement shall be supported by a Letter of Credit issued for the benefit of the Fund and provided by the Letter of Credit Provider, which has obtained short-term credit ratings of A-1 from Standard & Poor’s, P-1 from Moody’s Investors Services and F-1 from Fitch Ratings.

6. General.

(a) The Fund may not assign its rights under this Agreement to any person or entity, in whole or in part, without the prior written consent of the Support Provider.

(b) No waiver of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No delay in exercising, no course of dealing with respect to or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

(c) If any provision of this Agreement is determined to be invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable.

(d) Subject to the next sentence, all notices shall be in writing and shall be deemed to be delivered when received by certified mail, postage prepaid, return receipt requested, or when sent by facsimile or e-mail confirmed by call back. All notices shall be directed to the address set forth under the party’s signature or to such other address as either party may from time to time, designate by notice to the other party.

(e) No amendment, change, waiver or discharge hereof shall be valid unless in writing and signed by the Support Provider and the Fund; provided that, in no event shall any amendment, change, waiver or discharge hereof extend the date set forth in Section 3(c)(iv), unless the parties hereto have obtained the prior approval of the staff of the U.S. Securities and Exchange Commission.

(f) This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions.

(g) This Agreement constitutes the complete and exclusive statement of all mutual understandings between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous proposals, communications and understandings, oral or written.

(h) This Agreement is solely for the benefit of the Fund, and no other person shall acquire or have any rights under or by virtue of this Agreement.

(i) This Agreement shall terminate upon the occurrence of any change in the Letter of Credit Provider’s short-term credit ratings such that the Letter of Credit Provider’s obligations no longer qualify as First Tier Securities as defined in paragraph (a)(12) of Rule 2a-7, unless the Support Provider satisfies the terms of paragraph 2(c) of this Agreement relating to arrangements for a substitute obligation or credit support. Termination under this Section 6(i) shall not relieve (i) the Funds of their obligation to sell the Eligible Notes, to the extent that such a sale is required by Section 2(c) of this Agreement; or (ii) the Support Provider of its obligation to make a Capital Contribution to the Fund following such a sale, to the extent that such sale would give rise to a Contribution Event.

IN WITNESS WHEREOF, the Support Provider has caused this Capital Support Agreement to be executed this 3rd day of December, 2007.

SEI INVESTMENTS COMPANY

By:	/s/ Dennis J. McGonigle
Name:	Dennis J. McGonigle
Title:	Chief Financial Officer

ADDRESS FOR NOTICES:

One Freedom Valley Drive Oaks, PA 19456

SEI LIQUID ASSET TRUST PRIME OBLIGATION FUND

By:	/s/ Timothy D. Barto
Name:	Timothy D. Barto
Title:	Vice President

ADDRESS FOR NOTICES:

One Freedom Valley Drive Oaks, PA 19456

SCHEDULE A TO SUPPORT AGREEMENT

Issuer	Cusip	Par	Maturity
ASSCHER FINANCE CORP	04539EAK7	6,590,000	7/16/08
AXON FINANCIAL	05461FAA5	15,000,000	4/4/08
CARRERA	14443EAN5	10,000,000	12/12/07
CHEYNE FINANCE	16705EEM1	10,000,000	3/25/08
CULLINAN FINANCE	23002RFT2	15,000,000	3/25/08
LIBERTY LIGHTHOUSE	53070PRR1	10,000,000	6/23/08
LIQUID FUNDING	5363A6CQ3	10,000,000	4/10/08
ISSUER ENTITY, LLC*	68966HXXX	14,624,482	10/30/08
STANFIELD VICTORIA	85431AJJ7	10,000,000	12/17/07
STANFIELD VICTORIA	854s31AKE6	20,000,000	3/20/08

*	These are notes received in the restructuring for Ottimo Funding, Ltd.